Exhibit 16.1

June 21, 2006

Securities and Exchange Commission
Washington, DC 20549

RE: Internal Hydro International, Inc.
File No. 000-29743

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Internal Hydro International, Inc., and, under the date of May 16, 2006, we reported on the financial statements of Internal Hydro International, Inc. as of and for the year ended December 31, 2005. On or about June 15, 2006, we were notified that Internal Hydro International, Inc., appointed another independent registered public accounting firm for the Company. We have read Internal Hydro International, Inc.’s statements included under Item 4.01(a) of its Form 8-K , and we agree with such statements, except that we are not in a position to agree or disagree with Internal Hydro International, Inc.’s statement that during the two most recent fiscal years ended December 31, 2005, and the subsequent interim periods prior to Epstein, Weber & Conover, PLC’s dismissal, Internal Hydro International, Inc., did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER, PLC
EPSTEIN, WEBER & CONOVER, PLC